Exhibit 99.1

Moderna Reports Second Quarter 2022 Financial Results and Provides Business Updates

Second quarter 2022 revenues of $4.7 billion; GAAP net income of $2.2 billion and GAAP diluted EPS of $5.24

Company reiterates advance purchase agreements for expected delivery in 2022 of approximately $21 billion

Company announces new $3 billion share repurchase plan

Company has four infectious disease vaccines in Phase 3 and expects data from proof-of-concept studies in rare diseases and immuno-oncology later this year

CAMBRIDGE, Mass.—(ACCESS WIRE)—August 3, 2022— Moderna, Inc. (Nasdaq: MRNA), a biotechnology company pioneering messenger RNA (mRNA) therapeutics and vaccines, today reported financial results and provided business updates for the second quarter of fiscal year 2022.

“Today’s earnings represent a strong second quarter performance, with $10.8 billion in revenue for the first half of the year. We continue to have advance purchase agreements for expected delivery in 2022 of around $21 billion of sales. Given our strong financial position and commercial momentum, we are announcing today that the Board of Directors has approved a new share repurchase program for $3 billion,” said Stéphane Bancel, Chief Executive Officer of Moderna. “Despite the slowing economy and challenges in the biotech industry, Moderna is in a unique position: a platform to drive scale and speed in research of new medicines, a strong balance sheet of $18 billion of cash and an agile, mission-driven team of over 3,400 people and growing. We will continue to invest and grow as we have never been as optimistic about Moderna’s future. Right now, we have four infectious disease vaccines in Phase 3 trials, and later this year, we expect important data from proof-of-concept studies in rare diseases and immuno-oncology. Our teams are actively working to prepare these new product launches to help patients and drive growth. This is an exciting time for Moderna as we continue to see significant scientific and business momentum.”

Recent progress includes:
Respiratory Vaccines
•Received U.S. FDA authorization for dose-dependent, two-dose primary series of mRNA-1273 in children and adolescents 6 months to 17 years of age; similar approvals or authorizations have been received from international regulatory authorities in more than 40 countries for children and adolescents 6 years to 17 years of age, and in the United States, Canada, Australia and other jurisdictions for children 6 months to 5 years of age
•Positive data on booster dose of bivalent candidate based on the wild-type and Omicron subvariant BA.1 (mRNA-1273.214)
•Began rapid development of mRNA-1273.222, which contains the BA.4/5 Omicron strain and is being developed in accordance with recent FDA recommendations
•Moderna continues to progress respiratory vaccine pipeline with ongoing Phase 2 data on next-generation, refrigerator-stable COVID vaccine candidate (mRNA-1283)
•Phase 3 safety and immunogenicity trial started in June in the Southern Hemisphere for seasonal flu vaccine candidate (mRNA-1010) to support potential accelerated approval. Company is preparing for Phase 3 efficacy study in fall 2022 (if needed); Flu (mRNA-1020/-30) Phase 1/2 trial fully enrolled
•Combination COVID + flu (mRNA-1073) Phase 1/2 fully enrolled; combination COVID + flu + RSV (mRNA-1230) in preclinical studies, expected to start Phase 1 trial later this year; endemic human coronavirus (mRNA-1287) in preclinical

•Pediatric hMPV + PIV3 (mRNA-1653) Phase 1b fully enrolled; pediatric RSV + hMPV (mRNA-1365) in preclinical
•Older adults RSV Phase 3 (mRNA-1345), known as ConquerRSV, is ongoing; pediatric RSV in Phase 1

Latent Vaccines
•CMV vaccine (mRNA-1647) pivotal Phase 3 study, known as CMVictory, is ongoing
•EBV vaccine (to prevent infectious mononucleosis) (mRNA-1189) Phase 1 is ongoing; EBV vaccine (to prevent EBV sequelae) (mRNA-1195) in preclinical studies
•HIV vaccines (mRNA-1644 and mRNA-1574) Phase 1 trials are ongoing
•HSV vaccine (mRNA-1608) and VZV vaccine (mRNA-1468) in preclinical studies
Public Health Vaccines
•Zika vaccine (mRNA-1893) ongoing in a Phase 2 study
•Nipah vaccine (mRNA-1215) Phase 1 study, led by the National Institutes of Health (NIH), is ongoing (first participant dosed in July)
mRNA therapeutics
•The first and second cohorts of the Phase 1/2 Paramount study of propionic acidemia (PA) candidate (mRNA-3927) are fully enrolled. Moderna is enrolling patients into additional cohorts.

•The first cohort of the Phase 1/2 Landmark study of methylmalonic acidemia (MMA) candidate (mRNA-3705) is fully enrolled. Moderna is enrolling patients into additional cohorts.

•GSD1a (mRNA-3745) Phase 1 trial first patient dosed

•PKU (mRNA-3283), CN-1 (mRNA-3351) and cystic fibrosis in preclinical studies (with Vertex) (VXc-522)

•PCV (mRNA-4157) Phase 1 ongoing; Phase 2 fully enrolled, data expected in 4Q 2022

•Checkpoint vaccine (mRNA-4359) has received safe to proceed and has an open Investigational New Drug (IND) designation from the U.S. FDA

•AZD8601, a mRNA encoding VEGF therapeutic, has been returned to Moderna from AstraZeneca. We are evaluating next steps for the program

Moderna now has 46 programs in development across 43 development candidates1, of which 31 are currently in active clinical trials. The Company’s updated pipeline can be found at www.modernatx.com/pipeline. Moderna and collaborators have published more than 120 peer reviewed manuscripts.

1Includes separate COVID Vaccine (mRNA-1273) programs in development for adults, pediatrics & adolescents and separate RSV vaccine (mRNA-1345) programs in development for adults and pediatrics

Second Quarter 2022 Financial Results
•Revenue: Total revenue was $4.7 billion and $10.8 billion for the three and six months ended June 30, 2022, respectively, compared to $4.4 billion and $6.3 billion for the same periods in 2021. The revenue increase in 2022 was primarily due to increased product sales from sales of the Company's COVID-19 vaccine. Product sales for the second quarter of 2022 were $4.5 billion, increased by $334 million, or 8%, compared to the same period in 2021, primarily driven by a higher average selling price due to customer mix. Product sales for the six months ended June 30, 2022 were $10.5 billion, increased by $4.5 billion, or 76%, compared to the same period in 2021, driven by increased sales of the Company’s COVID-19 vaccine.

•Cost of Sales: Cost of sales was $1.4 billion, or 30% of product sales, for the second quarter of 2022, including third-party royalties of $157 million. Cost of sales as a percentage of product sales for the second quarter of 2022 increased by 12 percentage points, from 18% in the same period in 2021. This includes a charge of $499 million for inventory write-downs related to COVID-19 products that have exceeded or are expected to exceed their approved shelf-lives prior to being used, as well as a loss on firm purchase commitments of $184 million and an expense for unutilized external manufacturing capacity of $131 million. These charges are driven by a substantial reduction of our expected deliveries to COVAX and deferral of deliveries to other customers, particularly to the European Union.

•Research and Development Expenses: Research and development expenses were $710 million and $1.3 billion for the three and six months ended June 30, 2022, respectively, compared to $421 million and $822 million for the same periods in 2021. The growth in spending in 2022 was mainly due to increases in clinical trial expenses, personnel-related costs, and consulting and outside services.

•Selling, General and Administrative Expenses: Selling, general and administrative expenses were $211 million and $479 million for the three and six months ended June 30, 2022, respectively, compared to $121 million and $198 million for the same periods in 2021. The growth in spending in 2022 was mainly due to increases in distributor fees and marketing expenses, ongoing digital investments, personnel-related costs, and a $50 million endowment given to the Moderna Charitable Foundation in the first quarter of 2022.

•Provision for Income Taxes: The effective tax rate was 11% and 13% for the three and six months ended June 30, 2022, respectively, compared to 9% and 7% for the same periods in 2021. The increase in 2022 was primarily due to the benefit recorded in 2021 related to the release of the valuation allowance on the majority of our deferred tax assets. Income taxes were $277 million for the second quarter of 2022, decreased by $6 million compared to the same period in 2021, primarily due to a decrease in pre-tax income, partially offset by a higher effective tax rate. Income taxes were $849 million for the six months ended June 30, 2022, increased by $527 million compared to the same period in 2021, mainly due to an increase in pre-tax income and a higher effective tax rate.

•Net Income: Net income was $2.2 billion and $5.9 billion for the three and six months ended June 30, 2022, respectively, compared to $2.8 billion and $4.0 billion for the same periods in 2021.

•Earnings Per Share: Diluted EPS was $5.24 and $13.85 for the three and six months ended June 30, 2022, respectively, compared to $6.46 and $9.30 for the same periods in 2021.

•Cash Position: Cash, cash equivalents and investments as of June 30, 2022 and December 31, 2021 were $18.1 billion and $17.6 billion, respectively.

•Net Cash Provided By Operating Activities: Net cash provided by operating activities was $3.1 billion for the six months ended June 30, 2022, compared to $7.0 billion for the same period in 2021. Net cash provided by operating activities decreased in 2022, primarily attributable to revenue recognized from deferred revenue in excess of customer deposits received and increased income tax payments, partially offset by increased product sales and higher collection of receivables.

•Cash Used for Purchases of Property and Equipment: Cash used for purchases of property and equipment was $219 million for the six months ended June 30, 2022, compared to $65 million for the same period in 2021. The increase was primarily driven by the Company’s business expansion.

•Cash Used for Repurchases of Common Stock: Cash used for repurchases of common stock was $1.9 billion for the six months ended June 30, 2022. Moderna did not conduct share repurchases prior to the fourth quarter of 2021. From the end of the third quarter of 2021 to the end of the second quarter of 2022, the Company repurchased 16 million shares, reducing the number of common shares outstanding from 405 million to 392 million, more than offsetting 3 million shares of common stock issued in connection with equity compensation over this period.

2022 Financial Framework
•Advance Purchase Agreements (APAs): Moderna’s APAs for product sales for which we expect to make delivery in 2022 are approximately $21 billion. This includes the recently announced agreement with the U.S. government for 70 million doses (option for 4 million pediatric doses has been exercised) and an adjustment for doses that remain unallocated by COVAX due to lack of demand. Moderna anticipates that for sales in the second half, sales will be greater in the fourth quarter than the third quarter, driven by the timing for approval of our updated COVID-19 vaccines and the related manufacturing ramp-up of new products.

•Cost of Sales: Cost of sales as percentage of product sales are expected to be in the mid- 20s percentage range, with possible cost of sales in the high-20s in the event of further charges due to product updates.

•Research & Development (R&D) and Selling, General & Administrative (SG&A) Expenses: Full year expenses are expected to be approximately $4 billion.

•Tax Rate: The Company expects an effective tax rate for the full year in the low- to mid-teen percentage range.

•Capital Expenditures: Expect capital investments for 2022 in the range of $0.6-$0.8 billion.

•Share Repurchase Program: The Board of Directors has authorized an additional share repurchase program for $3 billion in August 2022 to return excess capital to shareholders. The previous program of $1 billion announced in August 2021 was fully utilized as of the end of January 2022 and the $3 billion repurchase program announced in February 2022 is continuing and currently has approximately $1 billion outstanding.

Corporate Updates
•Continued Growth: Moderna had approximately 3,400 employees as of June 30, 2022, compared to approximately 1,800 employees as of June 30, 2021

•ESG Report: Moderna released its first annual ESG report, highlighting the company’s efforts and commitment to the environment, sustainability and governance

•Company Recognition: Moderna made its Fortune 500 debut and was listed in the Financial Times list of the Americas’ Fastest Growing Companies of 2022

•Science & Technology Day: Moderna hosted its 5th Science and Technology Day, highlighting advances from its commitment to basic and applied sciences

•Strategic Partnership with Government of the United Kingdom: Moderna and the United Kingdom government announced an agreement in principle to establish an mRNA Innovation and Technology Center in the UK

•Strategic Partnership with Government of Canada: Moderna announced its plan to build a state-of-the-art mRNA vaccine manufacturing facility in Quebec that will support a long-term strategic partnership with the Government of Canada to enhance pandemic preparedness

•Japan Marketing Authorization: Moderna has become the marketing authorization holder for Spikevax® in Japan, following a transition from Takeda. Moderna continues to grow its footprint in Japan

•Moderna & IAVI Partner on Global Health: Moderna and nonprofit scientific research organization IAVI announced a new collaboration to employ mRNA technology to meet the challenge of a range of global health threats; Moderna and IAVI subsequently launched a first-in-Africa clinical trial of mRNA HIV vaccine development program (mRNA-1644)

Key 2022 Investor and Analyst Event Dates
•R&D Day: September 8
•ESG Day: November 10

Investor Call and Webcast Information
Moderna will host a live conference call and webcast at 8:00 a.m. ET on Wednesday, August 3, 2022.
To access the live conference call via telephone, please register at the link below. Once registered, dial-in numbers and a unique pin number will be provided. A live webcast of the call will also be available under "Events and Presentations" in the Investors section of the Moderna website.
•Telephone: https://register.vevent.com/register/BI56aa5dacc77e41ebbba622851ac67f30
•Webcast: https://investors.modernatx.com
The archived webcast will be available on Moderna's website approximately two hours after the conference call and will be available for one year following the call.
About Moderna

In over 10 years since its inception, Moderna has transformed from a research-stage company advancing programs in the field of messenger RNA (mRNA), to an enterprise with a diverse clinical portfolio of vaccines and therapeutics across seven modalities, a broad intellectual property portfolio in areas including mRNA and lipid nanoparticle formulation, and an integrated manufacturing plant that allows for rapid clinical and commercial production at scale. Moderna maintains alliances with a broad range of domestic and overseas government and commercial collaborators, which has allowed for the pursuit of both groundbreaking science and rapid scaling of manufacturing. Most recently, Moderna’s capabilities have come together to allow the authorized use and approval of one of the earliest and most effective vaccines against the COVID pandemic.

Moderna’s mRNA platform builds on continuous advances in basic and applied mRNA science, delivery technology and manufacturing, and has allowed the development of therapeutics and vaccines for infectious diseases, immuno-oncology, rare diseases, cardiovascular diseases and auto-immune diseases. Moderna has been named a top biopharmaceutical employer by Science for the past seven years. To learn more, visit www.modernatx.com.

MODERNA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue:
Product sales	$4,531	$4,197	$10,456	$5,930
Grant revenue	183	139	309	333
Collaboration revenue	35	18	50	28
Total revenue	4,749	4,354	10,815	6,291
Operating expenses:
Cost of sales	1,381	750	2,398	943
Research and development	710	421	1,264	822
Selling, general and administrative	211	121	479	198
Total operating expenses	2,302	1,292	4,141	1,963
Income from operations	2,447	3,062	6,674	4,328
Interest income	40	3	55	7
Other expense, net	(13)	(2)	(26)	(12)
Income before income taxes	2,474	3,063	6,703	4,323
Provision for income taxes	277	283	849	322
Net income	$2,197	$2,780	$5,854	$4,001

Earnings per share:
Basic	$5.55	$6.93	$14.66	$9.98
Diluted	$5.24	$6.46	$13.85	$9.30

Weighted average common shares used in calculation of earnings per share:
Basic	396	402	399	401
Diluted	419	431	423	430

MODERNA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions, except per share data)

	June 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$2,873	$6,848
Investments	5,024	3,879
Accounts receivable	2,691	3,175
Inventory	1,921	1,441
Prepaid expenses and other current assets	1,054	728
Total current assets	13,563	16,071
Investments, non-current	10,162	6,843
Property and equipment, net	1,324	1,241
Right-of-use assets, operating leases	122	142
Restricted cash, non-current	12	12
Deferred tax assets	785	326
Other non-current assets	75	34
Total assets	$26,043	$24,669
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$181	$302
Accrued liabilities	1,780	1,472
Deferred revenue	4,093	6,253
Income taxes payable	349	876
Other current liabilities	409	225
Total current liabilities	6,812	9,128
Deferred revenue, non-current	405	615
Operating lease liabilities, non-current	87	106
Financing lease liabilities, non-current	641	599
Other non-current liabilities	113	76
Total liabilities	8,058	10,524
Stockholders’ equity:
Additional paid-in capital	2,413	4,211
Accumulated other comprehensive loss	(240)	(24)
Retained earnings	15,812	9,958
Total stockholders’ equity	17,985	14,145
Total liabilities and stockholders’ equity	$26,043	$24,669

MODERNA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Six Months Ended June 30,
	2022	2021
Operating activities
Net income	$5,854	$4,001
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	94	65
Depreciation and amortization	155	84
Amortization/accretion of investments	29	13
Deferred income taxes	(376)	(72)
Other non-cash items	15	—
Changes in assets and liabilities:
Accounts receivable	484	(629)
Prepaid expenses and other assets	(324)	(110)
Inventory	(480)	(596)
Right-of-use assets, operating leases	20	(14)
Accounts payable	(56)	44
Accrued liabilities	305	367
Deferred revenue	(2,370)	3,433
Income taxes payable	(527)	377
Operating lease liabilities	(19)	8
Other liabilities	263	63
Net cash provided by operating activities	3,067	7,034
Investing activities
Purchases of marketable securities	(8,734)	(6,559)
Proceeds from maturities of marketable securities	1,409	860
Proceeds from sales of marketable securities	2,506	1,706
Purchases of property and equipment	(219)	(65)
Investment in convertible notes	(35)	—
Net cash used in investing activities	(5,073)	(4,058)
Financing activities
Proceeds from issuance of common stock through equity plans	29	64
Repurchase of common stock	(1,921)	—
Changes in financing lease liabilities	(77)	(62)
Net cash (used in) provided by financing activities	(1,969)	2
Net (decrease) increase in cash, cash equivalents and restricted cash	(3,975)	2,978
Cash, cash equivalents and restricted cash, beginning of year	6,860	2,636
Cash, cash equivalents and restricted cash, end of period	$2,885	$5,614

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding: anticipated sales, including the timing of sales, under advance purchase agreements in 2022 and the associated dollar amounts to be received, which should not be construed as expected 2022 revenue; the timing of data from proof-of-concept studies in rare diseases and immuno-oncology; the repurchase by Moderna of shares of its common stock under its repurchase programs; potential accelerated approval of mRNA-1010 (flu); the timing of the Company’s Phase 1 trial of its combination COVID + flu + RSV vaccine candidate; COVID market dynamics; Moderna’s 2022 financial framework; Moderna’s plans to construct mRNA manufacturing facilities in the United Kingdom and Canada; and the potential of mRNA technology to address a range of global health threats. In some cases, forward-looking statements can be identified by terminology such as “will,” “may,” “should,” “could,” “expects,” “intends,” “plans,” “aims,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. The forward-looking statements in this press release are neither promises nor guarantees, and you should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, many of which are beyond Moderna’s control and which could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These risks, uncertainties, and other factors include, among others, those risks and uncertainties described under the heading “Risk Factors” in Moderna’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, each filed with the U.S. Securities and Exchange Commission (SEC), and in subsequent filings made by Moderna with the SEC, which are available on the SEC’s website at www.sec.gov. Except as required by law, Moderna disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release in the event of new information, future developments or otherwise. These forward-looking statements are based on Moderna’s current expectations and speak only as of the date of this press release.
Moderna Contacts
Media:
Chris Ridley
Vice President, Corporate Communications & Media
617-800-3651
Chris.Ridley@modernatx.com
Investors:
Lavina Talukdar
Senior Vice President & Head of Investor Relations
617-209-5834
Lavina.Talukdar@modernatx.com